Exhibit 99.1

                     CROSSTEX REPORTS SECOND QUARTER RESULTS

    DALLAS, Aug. 4 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P.
(Nasdaq: XTEX) (the Partnership) today reported results for the second quarter of 2005 that are in-line with accomplishing goals for the year. Crosstex Energy, Inc. (Nasdaq: XTXI) will report results next week.

    Crosstex Energy, L.P. Financial Results
    The Partnership reported net income of $4.5 million for the second quarter of 2005, or $0.17 per limited partner unit, compared to net income in the second quarter of 2004 of $5.9 million, or $0.24 per unit. Partnership net income in the second quarter of 2005 was negatively impacted by a $1.0 million charge for non-cash stock based compensation, due to the exercise of Crosstex Energy, Inc. stock options by employees of the Partnership, and by $800,000 associated with the gas leak reported in the first quarter's results.

    The Partnership's Distributable Cash Flow for the quarter was $13.4 million,
2.89 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.22 times the amount required to cover its distribution of $0.47 per unit. As previously disclosed, the Partnership has agreed to sell certain idle equipment for $9.0 million in 2005, and during the second quarter, the Partnership received the second $1.8 million deposit on such sale, which is included in Distributable Cash Flow for the quarter. The sales proceeds will not be reflected in net income until the sale closes, which is expected in the third quarter. Distributable Cash Flow for the quarter increased $3.4 million, or 34 percent, over Distributable Cash Flow of $10.0 million in the 2004 second quarter. Distributable Cash Flow is a non- GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.

    In addition to the sale proceeds, the growth in Distributable Cash Flow was driven by growth in the Partnership's gross margin, to $34.7 million in the second quarter of 2005 compared to $29.4 million in the corresponding 2004 period, an increase of 18 percent. Gross margin from the midstream segment increased by $2.4 million, or 11 percent, to $25 million, primarily due to a 25 percent increase in processed volumes and a five percent increase in on- system gathering and transmission volumes. Midstream margin growth was negatively impacted by the $800,000 loss associated with the gas leak previously mentioned.

    Gross margin from the Treating segment increased $3.2 million, or 53 percent, to $9.3 million. Plants in service increased to 100 at June 30, 2005 from 62 at June 30, 2004, contributing $2.2 million to the increase in gross margin. Plant expansions made up $0.5 million of the increase with increased volumes and fees contributed the remaining $0.5 million.

    "We are pleased that our organic growth and the cash we received from the sale of idle equipment allows us to continue our smooth distribution and dividend growth while we work to complete our North Texas Pipeline. With the results of the quarter, we feel comfortable with our current guidance for 2005," said Barry E. Davis, President and Chief Executive Officer of Crosstex Energy, L.P. "We think it is especially noteworthy to reach the milestone of having 100 treating plants in service. In the current environment, we expect to see our organic treating growth continue to accelerate."

    Earnings Call
    The Partnership will hold its quarterly conference call to discuss second quarter results today, August 4, at 10:00 a.m. Central Time (11:00 a.m. Eastern
Time). The dial-in number for the call is 866-831-6234, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Website at http://www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 38739179. A replay of the broadcast will also be available on the Partnership's Website.

    About Crosstex
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 100 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

    Crosstex Energy Inc. owns the general partner, a 54 percent limited partner interest in and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.

    Non-GAAP Financial Information
    This press release contains a non-generally accepted accounting principle financial measure which we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures plus, in this period, a cash deposit securing the contracted sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.

    This press release contains forward-looking statements identified by the use of words such as "forecast", "anticipate" and "estimate". These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the assumptions and expectations are subject to a wide range of business risks, so the Partnership can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

                              CROSSTEX ENERGY, L.P.
                      Selected Financial and Operating Data
               (All amounts in thousands except per unit numbers)

                                       Three Months Ended               Six Months Ended
                                            June 30,                        June 30,
                                  ----------------------------    ----------------------------
                                      2005            2004            2005            2004
                                  ------------    ------------    ------------    ------------
Revenues
    Midstream                     $    619,432    $    507,744    $  1,158,996    $    825,957
    Treating                            11,040           7,568          20,947          14,712
    Profit from
     Energy Trading
     Activities                            399             826             444           1,246
                                       630,871         516,138       1,180,387         841,915

Cost of Gas
    Midstream                          594,482         485,212       1,110,898         788,088
    Treating                             1,711           1,487           3,204           2,863
                                       596,193         486,699       1,114,102         790,951

Gross Margin                            34,678          29,439          66,285          50,964

Operating Expenses                      12,178          10,366          23,722          16,630
General and
 Administrative                          7,750           4,960          14,211           8,709
(Gain) Loss on Sale
 of Property                              (120)            (22)           (164)            274
Depreciation and
 Amortization                            7,370           5,921          14,306          10,339

        Total                           27,178          21,225          52,075          35,952

Operating Income                         7,500           8,214          14,210          15,012

Interest Expense                        (3,196)         (2,186)         (6,561)         (3,341)
Other Income                               322             112             348             204
        Total Other
         Income                         (2,874)         (2,074)         (6,213)         (3,137)

Income Before
 Income Taxes and
 Interest of Non-
 controlling
 Partners in the
 Partnership's Net
 Income                                  4,626           6,140           7,997          11,875
Interest of Non-
 controlling
 Partners in the
 Partnership's Net
 Income                                    (88)            (70)           (225)            (99)
Income Tax Provision                       (54)           (129)           (108)           (129)

Net Income                        $      4,484    $      5,941    $      7,664    $     11,647
General Partner Share
 of Net Income                    $      1,205    $      1,393    $      3,226    $      2,442

Limited Partners
 Share of Net
 Income                           $      3,279    $      4,548    $      4,438    $      9,205
Net Income per
 Limited Partners'
 Unit:
    Basic                         $       0.18    $       0.25    $       0.25    $       0.51
    Diluted                       $       0.17    $       0.24    $       0.24    $       0.48
Weighted Average
 Limited Partners'
 Units Outstanding:
    Basic                               18,124          18,081          18,111          18,077
    Diluted                             18,880          19,156          18,819          19,122

                              CROSSTEX ENERGY, L.P.
             Reconciliation of Net Income to Distributable Cash Flow
                    (All amounts in thousands except ratios)

                                       Three Months Ended               Six Months Ended
                                            June 30,                        June 30,
                                  ----------------------------    ----------------------------
                                      2005            2004            2005            2004
                                  ------------    ------------    ------------    ------------
Net Income                        $      4,484    $      5,941    $      7,664    $     11,647
Depreciation and
 Amortization (1)                        7,301           5,882          14,175          10,262
Stock-Based
 Compensation                            1,240             269           1,516             478
(Gain) Loss on Sale
 of Property                              (120)            (22)           (164)            274
Proceeds from Sale
 of Property (2)                         1,920               -           3,913               -
Deferred Tax Benefit                       (95)              -            (190)              -
Cash Flow                               14,730          12,070          26,914          22,661

Maintenance Capital
 Expenditures                           (1,375)         (2,028)         (2,489)         (2,972)
Distributable Cash
 Flow                             $     13,355    $     10,042    $     24,425    $     19,689
Minimum Quarterly
 Distribution (MQD)               $      4,628    $      4,613    $      9,247    $      9,225
Distributable Cash
 Flow/MQD                                 2.89            2.18            2.64            2.13
Actual Distribution               $     10,920    $      9,076    $     21,457    $     17,429
Distribution
 Coverage                                 1.22            1.11            1.14            1.13

(1) Excludes minority interest share of depreciation and amortization of $69,000 and $131,000 for the three and six months ended June 30, 2005, respectively, and $38,000 and $76,000 for the three and six months ended June 30, 2004, respectively.

(2)  Includes deposits from the contracted sale of equipment.

                              CROSSTEX ENERGY, L.P.
                                 Operating Data
                            (All volumes in MMBtu/d)

                                       Three Months Ended               Six Months Ended
                                            June 30,                        June 30,
                                  ----------------------------    ----------------------------
                                      2005            2004            2005            2004
                                  ------------    ------------    ------------    ------------
Pipeline Throughput
   Gulf Coast
    Transmission &                     144,000         139,000         143,000         148,000
    Vanderbilt

   CCNG Transmission                   255,000         285,000         246,000         272,000

   Gregory Gathering                   123,000         128,000         123,000         142,000

   LIG Pipeline &
    Marketing                          630,000         561,000         633,000         561,000

   Other Midstream                     146,000         135,000         145,000         132,000

Total Gathering and
 Transmission Volume                 1,288,000       1,248,000       1,281,000       1,255,000

Natural Gas Processed
    Gregory Processing                 100,000          99,000          95,000         116,000
    Conroe Processing                   25,000          28,000          26,000          26,000
    LIG Processing                     361,000         263,000         327,000         263,000
Total Processed Volume                 486,000         390,000         448,000         405,000

Total On-System
 Volumes                             1,774,000       1,638,000       1,729,000       1,660,000

Commercial Services
 Volume                                194,000         166,000         185,000         181,000

Treating Plants in
 Service (1)                               100              62             100              62

(1) Plants in service represents plants in service on the last day of the quarter.

Contact:  Barry E. Davis, President and Chief Executive Officer
          William W. Davis, Executive V.P. and Chief Financial Officer
Phone:   (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             08/04/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, +1-214-953-9500, both of Crosstex Energy, L.P./
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)